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AMF Bowling Worldwide   International               Post Office Box 15060        804/730-4000   804/559-6276
                        Headquarters                Richmond, Virginia  23227     Telephone      Facsimile
                        8100 AMF Drive
                        Mechanicsville, VA 23111

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                                                        Contact:  Merrell Wreden
FOR IMMEDIATE RELEASE                                             AMF
                                                                  804/559-8643


[LOGO]                                                              News Release

             AMF CONFIRMS JUNE 4 CLOSING OF DISTRIBUTIONS TO CERTAIN
                          HOLDERS OF UNSECURED CLAIMS


     Richmond, Virginia, May 31, 2002 - AMF Bowling Worldwide, Inc. confirmed today that it will distribute shares of its common stock and Series A and Series B warrants on June 4, 2002 to certain holders of allowed unsecured claims under the Company's previously confirmed plan of reorganization. The Company expects to distribute an aggregate of approximately 300 shares and 1,450 warrants on such closing date, leaving approximately 45,000 shares and 206,000 warrants remaining for future distributions to unsecured claimants.

     The June 4 distribution will be made only to holders of scheduled unsecured claims that are classified as allowed Class 4 claims under the plan of reorganization, who did not file proofs of claim and who delivered properly completed distribution instructions by the May 20, 2002 deadline. Other holders of allowed unsecured claims will be eligible to participate in subsequent distributions. The Company will distribute instructions to eligible claimants prior to any such subsequent distributions.

     The common stock and warrants will be distributed on the closing date through the Deposit/Withdrawal at Custodian ("DWAC") transfer procedure of The Depository Trust Company ("DTC") to the eligible claimants' brokerage accounts pursuant to the instructions provided to the Company. In order to receive their securities, claimants must ask their brokers to post a request to DTC for a DWAC transfer of the securities by Mellon Investor Services LLC, the transfer agent for the securities, in accordance with the instructions previously provided by the Company. The request must be posted to DTC on the closing date or, if the broker's systems allow, prior to the closing date, and must request transfer of the securities on the closing date. The Company will notify each claimant's designated broker prior to the closing date with the amount of securities it will be receiving.


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AMF/Closing of Distributions                                              Page 2


     Claimants or their brokers with questions on the distribution of the securities or the DWAC delivery procedures should contact the Company's Class 4 Distribution Help Center at Bankruptcy Services LLC at (212) 376-8494.

     AMF Bowling Worldwide, Inc. is a leader in the manufacturing and marketing of bowling products and the largest owner and operator of bowling centers in the world. In addition, the Company manufactures and sells the PlayMaster, Highland and Renaissance brands of billiards tables. Additional information about the Company is available on the Internet at www.amf.com.